EXHIBIT 3(b)

ARTICLE III

Stockholders' Meetings

                           Sec. 1.  The annual meeting of the stockholders shall be held at such place on such day during the first half of each calendar year and at such hour as may be designated by the Board of Directors.

                           Sec. 2.  The Secretary shall give written notice of the annual meeting to all stockholders of record by any means authorized by the Board of Directors and Delaware law not less than ten (10) days nor more than sixty (60) days before the date of the meeting.

                           Sec. 3.  At all stockholders' meetings a majority of all the stock issued and outstanding and having voting power shall constitute a quorum for the transaction of business.  If a less amount of stock be present or represented, the chairman of the meeting shall adjourn it from time to time until a quorum be present - but no such adjournment shall be longer than for one week at a time.  This quorum requirement shall have no effect upon the affirmative vote required for approval of the actions stated in Article SEVENTH of the Company's Certificate of Incorporation or as provided in Article EIGHTH for amendment of that Article.

                           Sec. 4.  Special meetings of stockholders may be called from time to time by a majority of the Board of Directors.  Special meetings shall be held solely for the purpose or purposes specified in the notice of meeting.

                           Sec. 5.  At an annual meeting of the stockholders, only such business shall be conducted as shall have been brought before the meeting (a) by or at the direction of the Board of Directors or (b) by any stockholder of the Company who complies with Rule 14a-8 of the Securities Exchange Act of 1934, or any successor thereof, or (c) by any stockholder of the Company entitled to vote at the meeting who complies with the notice procedures set forth in this Section 5.  For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation, the business must otherwise be a proper matter for stockholder action and the stockholder must be a stockholder of record at the time notice is given. To be timely, a stockholder's notice must be received at the principal executive offices of the Company, not less than 90 days nor more than 120 days prior to the first anniversary of the prior year’s annual meeting.  A stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Company's books, of the stockholder proposing such business, (c) the class and number of shares of the Company which are beneficially owned by the stockholder and (d) any material interest of the stockholder in such business.  Notwithstanding anything in the Bylaws to the contrary, no business shall be conducted at an annual meeting except in accordance with the procedures set forth in this Section 5.  The chairman of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not a proper matter for stockholder action or not properly brought before the meeting in accordance with the provisions of this Section 5.  If he should so determine and declare, any such business shall not be transacted.

                           Sec. 6.  Only persons who are nominated in accordance with the procedures set forth in these Bylaws shall be eligible for election as Directors.  Nominations of persons for election to the Board of Directors of the Company may be made at a meeting of stockholders (a) by or at the direction of the Board of Directors or (b) by any stockholder of the Company who is a stockholder of record at the time the nomination is made, who is entitled to vote for the election of Directors at the meeting and who complies with the notice procedures set forth in this Section 6.  Nominations by stockholders shall be made pursuant to timely notice in writing to the Secretary of the Company.  To be timely, a stockholder's notice must be received at the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the first anniversary of the prior year’s annual meeting.  Such stockholder's notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a Director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person's written consent to being named in the proxy statement as a nominee and to serving as a Director if elected); and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the Company's books, of such stockholder and (ii) the class and number of shares of the Company which are beneficially owned by such stockholder.  At the request of the Board of Directors, any person nominated by the Board of Directors for election as a Director shall furnish to the Secretary of the Company that information required to be set forth in stockholder's notice of nomination which pertains to the nominee.  No person shall be eligible for election as a Director of the Company unless nominated in accordance with the procedures set forth in the Bylaws.  The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by the Bylaws.  If he should so determine and declare, the defective nomination shall be disregarded.

                           Sec. 7.  At all stockholders' meetings, stockholders may vote in person or by proxy.

                           Sec. 8.  The deposit in any general or branch post office of a notice of any general or special meeting of stockholders enclosed in a sealed and fully postpaid envelope and addressed to a stockholder at his post office address shown on the books of the Company shall be, as to the stockholder so addressed, sufficient notice of such meeting.  Notice by electronic transmission as authorized by Delaware law is also sufficient notice of such meeting.